Exhibit 3.1

AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BIG SKY GROWTH PARTNERS, INC.

December 12, 2022

Big Sky Growth Partners, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.    The name of the Corporation is “Big Sky Growth Partners, Inc.”. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on February 11, 2021 (the “Original Certificate”). The Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on May 3, 2021.

2.    This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate.

3.    This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Section 242 of the General Corporations Law of the State of Delaware.

4.    This Amendment to the Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

5.    Certain capitalized terms used in this Amended and Restated Certificate, as amended hereby, are defined where appropriate herein.

6.    The text of the Amended and Restated Certificate of Incorporation shall be amended as follows:

a.	Section 9.1(b) is hereby amended and restated in its entirety as follows:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ option to purchase additional units) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 26, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by December 12, 2022 and (iii) the redemption of the Offering Shares in connection with a vote seeking to amend such provisions of this Amended and Restated Certificate as described in Section 9.7. Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.””

b.	Section 9.2(d) is hereby amended and restated in its entirety as follows:

“(d) In the event that the Corporation has not consummated an initial Business Combination before December 12, 2022, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes (less taxes payable and up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.”

[signature page follows]

IN WITNESS WHEREOF, Big Sky Growth Partners, Inc. has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

BIG SKY GROWTH PARTNERS, INC.

By:	/s/ Lauren Neiswender
Name: Lauren Neiswender
Title: Chief Financial Officer

[Signature Page to Amendment to Amended and Restated Certificate of Incorporation]